Exhibit 99.1

Net1 Announces Six Month Extension of SASSA Contract to March 2012

Johannesburg, South Africa, August 16, 2011 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS, JSE: NT1) today announced a six month extension of its contract for the payment of social welfare grants with the South African Social Security Agency (“SASSA”), on the same terms and conditions as the existing agreement, which is scheduled to expire on September 30, 2011.

SASSA has advised that the procurement process for the social grants payment tender is still underway and has requested the extension of Net1’s current contract to ensure continuity in service delivery.

About Net1 (www.net1.com)
Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com